EXPENSE REIMBURSEMENT AGREEMENT

This Expense Reimbursement Agreement (the “Agreement”) is made as of November 9th, 2012, and amended February 27, 2013, with an effective date for the amendment of January 1, 2013, and amended again on May 9, 2013, by and between VII Peaks-KBR Co-Optivist Income BDC II, Inc., a Maryland corporation (the “Company”) and VII Peaks-KBR BDC Advisor II, LLC, a Delaware limited liability company (the “Advisor”).

The Company was formed on August 3, 2011, is an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, the Company and the Advisor have determined that it is in the best interests of the Company to formalize the Agreement for the Advisor and its affiliates to reimburse the Company for all U.S. GAAP compliant operating and offering expenses recognized on the quarterly financial statements of the Company, including all operating and offering expenses from the timeframe of the Company inception forward. Effective January 1, 2013 and forward, this will exclude the management and incentive fees due to the Advisor by the Company.

WHEREAS, the Company and the Advisor have determined that it is in the best interests of the Company to include in the Agreement a “Right of Offset” for the Advisor.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Advisor Payments to the Company and Right of Offset

(a)	The Advisor and its affiliates will reimburse the Company for all U.S. GAAP compliant operating and offering expenses recognized on the quarterly financial statements. This will include all operating and offering expenses from the timeframe of the Company inception forward, August 3, 2011. Effective January 1, 2013 and forward, this will exclude the management and incentive fees due to the Advisor by the Company. Any expense reimbursement paid by Advisor under this Agreement will not be subject to recovery from Company at a later date.

(b)	Commencing in the quarter when the Company reaches its minimum offering requirement, the Company will recognize a receivable from the Advisor on the Company’s books, in an amount equal to the retro-active operating and offering expenses since the Company inception. The Advisor will recognize a liability on its books in the same amount.

(c)	The Advisor and the Company agree to allow the other party to offset the related receivables from and payables to each other resulting in a net receivable/payable position.

(d)	Going forward following the Company reaching its minimum offering requirement, the Advisor’s obligation to make a reimbursement shall automatically become a liability of the Advisor and an asset of the Company on the last business day of each quarter. The liability of the Advisor will be paid to the Company in any combination of cash or other immediately available funds, and/or offsets against amounts otherwise due from the Company to the Advisor. No payment will be made by the Advisor if the Company payable to the Advisor exceeds the Company receivable from the Advisor.

(e)	Any payment due and payable to the Company will be paid by the Advisor in the subsequent quarter.

2.	Effective Period of Agreement

The Agreement will continue until the earlier of (a) the start of the quarter in which the Company reaches net assets of $75 million, or (b) August 3, 2014.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

VII PEAKS-KBR CO-OPTIVIST INCOME BDC II, INC.

a Maryland corporation

By: /s/ Gurpreet S. Chandhoke

Name: Gurpreet S. Chandhoke

Title: Chief Executive Officer

VII PEAKS-KBR BDC ADVISOR II, LLC

A Delaware limited liabilitycompany

By: /s/ Gurpreet S. Chandhoke

Name: Gurpreet S. Chandhoke

Title: Managing Member